Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace, EVP, Chief Retail & Marketing Officer

awallace@farmersbankgroup.com

330-702-8427

Farmers National Banc Corp. Announces 2019 Share

Repurchase Program

(July 30, 2019) (Canfield, OH) — Farmers National Banc Corp., (NASDAQ: FMNB) Canfield, Ohio, today announced that its Board of Directors has approved a share repurchase program (the “Program”) under which the Company is authorized to repurchase up to 1,500,000 shares of its common stock in the open market or in privately negotiated transactions, subject to market and other conditions. The Program may be modified, suspended or terminated by the Company at any time. The Program supersedes the Company’s prior share repurchase program initially approved in 2012 which authorized the purchase of up to 920,000 shares of Common Stock, 47,548 of which remained available for repurchase as of July 30, 2019.

About Farmers National Banc Corp.

Founded in 1887, Farmers is a diversified financial services company headquartered in Canfield, Ohio, with over $2 billion in banking assets and over $1 billion in trust assets. Farmers’ wholly-owned subsidiaries are comprised of Farmers National Bank, a full-service national bank engaged in commercial and retail banking with 41 locations in Mahoning, Trumbull, Columbiana, Stark, Summit, Wayne, Medina and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania; Farmers Trust Company, which operates 4 trust offices and offers services in the same geographic markets; National Associates Inc.; and Farmers National Insurance, LLC and Bowers Insurance Agency, Inc. which offer a variety of insurance products.

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